As filed with the Securities and Exchange Commission on July 29, 2014
Registration No. 333-39113

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-2 REGISTRATION STATEMENT NO. 333-39113
ON
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCHAWK, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	66-0323724 (I.R.S. Employer Identification No.)

1695 South River Road
Des Plaines, Illinois  60018
(847) 827-9494
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David A. Schawk
Schawk, Inc.
c/o SGK LLC
(as successor by merger to Schawk, Inc.)
1695 South River Road
Des Plaines, Illinois  60018
(847) 827-9494
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

John T. McEnroe
Vedder Price P.C.
222 North LaSalle Street
Chicago, Illinois  60601
(312) 609-7500

Approximate date of commencement of proposed sale to the public:  Not applicable as this Post-Effective Amendment will deregister any registered but unsold securities under this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 on Form S-3 to Schawk, Inc.’s registration statement on Form S-2 (No. 333-39113), initially filed with the Securities and Exchange Commission on October 30, 1997 (as amended, the “Registration Statement”), is filed solely to withdraw from registration all remaining unsold securities, if any, of Schawk, Inc., a Delaware corporation (the “Company” or the “Registrant”) covered by the Registration Statement as of the date hereof.

On July 29, 2014, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of March 16, 2014, among the Company, Matthews International Corporation (“Matthews”), Moonlight Merger Sub Corp., a wholly owned subsidiary of Matthews (“Merger Sub 1”), and Moonlight Merger Sub LLC, a wholly owned subsidiary of Matthews (“Merger Sub 2”), Merger Sub 1 merged with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of Matthews (the “Merger”).  Immediately thereafter, the Company merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a wholly owned subsidiary of Matthews under the name “SGK LLC.”

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement.  The Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold, if any, as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Plaines, State of Illinois, on this 29th day of July, 2014.

SGK LLC (as successor by merger to Schawk, Inc.)

By:	/s/David A. Schawk
Name:	David A. Schawk
Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

/s/Joseph C. Bartolacci Joseph C. Bartolacci	Manager and Principal Executive Officer	July 29, 2014
/s/Steven F. Nicola Steven F. Nicola	Manager and Principal Financial Officer	July 29, 2014
/s/Brian D. Walters Brian D. Walters	Manager	July 29, 2014

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